                                                         Exhibit 99

CONSOLIDATED NATURAL GAS COMPANY
CONDENSED CONSOLIDATED EARNINGS STATEMENTS
(Unaudited)

	Nine Months Ended September 30, 2003	Three Months Ended December 31, 2002
	(Millions)
Operating Revenue	$3,833	$1,230

Operating Expenses	2,989	861

Income from operations	844	369

Other income (loss)	2	7

Interest and related charges	115	40

Income before income taxes	731	336

Income taxes	261	116

Income before cumulative effect of a change in accounting principle	470	220

Cumulative effect of a change in accounting principle (net of income taxes of $3)	(5)	-

Net income	$ 465	$ 220

The condensed consolidated earnings statement for the nine months ended September 30, 2003 reflects the adoption of a new accounting standard, effective January 1, 2003, Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations. The condensed consolidated earnings statement for the three months ended December 31, 2002, which was prepared under different accounting policies regarding the accounting matters covered by the aforementioned new standard, may not be combined with the condensed consolidated earnings statement for the nine months ended September 30, 2003, under generally accepted accounting principles.